RETIREMENT AND CONSULTING AGREEMENT

The parties to this Retirement and Consulting Agreement (the “Agreement”) are Ampco-Pittsburgh Corporation (the “Corporation”) and Ernest G. Siddons (the “Executive”).  This Agreement is entered into and will become effective as of April 30, 2009 (the “Effective Date”).

The Executive has announced his decision to retire from the Corporation as President and Chief Operating Officer effective April 30, 2009 (the “Retirement Date”).  Upon the Executive’s retirement, he may continue to serve as a member of the Board of Directors of the Corporation, subject to re-election by the Corporation’s stockholders.  Following the Retirement Date, the Corporation wishes to retain the Executive for the purpose of providing, and the Executive has agreed to provide, certain consulting services.  This Agreement is intended to set forth the terms applicable to the Executive’s retirement from the Corporation and the consulting arrangement following the Retirement Date.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.         Resignation and Retirement.  Effective on the Retirement Date, the Executive will resign from all positions with the Corporation and any subsidiaries of the Corporation then held by him, including President and Chief Operating Officer of the Corporation, and the Executive’s employment with the Corporation will terminate due to his retirement.  Notwithstanding the foregoing, the Executive may continue to serve as a member of the Board of the Corporation, subject to re-election by the Corporation’s stockholders.

2.         Consulting Services.

(a)  General.  Beginning on May 1, 2009 and ending on April 30, 2012 (such period, subject to the extension and early termination provisions of Section 2(d) below, the “Consulting Period”), the Executive agrees to cooperate with the Corporation in the transition of management of the Corporation following Executive’s retirement and to provide such consulting services to the Corporation (the “Consulting Services”) as may be requested by the Board of Directors or the Chief Executive Officer and be agreed to by the Executive, which agreement may not be unreasonably withheld by Executive.  The Executive agrees to provide up to ninety (90) days of Consulting Services to the Corporation per annual period of the Consulting Period (i.e., May 1 – April 30) under this Agreement.

(b)  Independent Contractor Status and Performance of Consulting Services.  Nothing contained in this Agreement will be deemed to create an employment relationship between the Corporation and the Executive during the Consulting Period.  In providing the Consulting Services, the Executive agrees and acknowledges that he is an independent contractor and will not have authority to bind the Corporation with respect to any matter.  In rendering Consulting Services under this Agreement, the Executive will be free to arrange his own time, pursuits and work schedule and to determine the specific manner in which such services will be performed, without being required to observe any routine or requirement as to working hours.

(c)  Non-exclusivity.  The Corporation agrees and acknowledges that Executive may offer consulting services to other entities during the Consulting Period, subject to the confidentiality and proprietary rights provisions of this Agreement.

(d)  Extension or Early Termination of Consulting Period.  This Agreement and the applicable Consulting Period may be extended beyond the term described in Section 2(a) by mutual agreement of the parties.  Notwithstanding any provisions to the contrary in this Agreement, this Agreement may be terminated prior to April 30, 2012 and the Consulting Period will be deemed to have expired upon any of the following:

(i)  The mutual written agreement of the parties providing for such termination;

(ii)  Upon written notice of such termination from either party to the other party, provided such notice is provided to the other party at least sixty (60) days prior to the effective date of the termination;

(iii)  Immediately upon notice by the Corporation to the Executive of the Executive’s breach of the covenants set forth in Sections 9 and 10 of this Agreement; and

(iv)  Upon the death or permanent disability (as determined in good faith by the Corporation) of the Executive.

3.           Payments and Benefits.

  (a)  In Connection With Executive’s Retirement.  Upon the Executive’s retirement and termination from employment with the Corporation, the Executive will be entitled to payment of all accrued, but unpaid, salary, bonus, vacation or paid time-off and business expenses (to the extent properly accounted for) as of the Retirement Date.  In addition, the Executive will be entitled to all accrued and vested retirement benefits under any qualified or nonqualified plans or arrangements sponsored by the Corporation in accordance with the terms and provisions of such plans or arrangements; provided, the Executive will not accrue additional service or benefits under such plans during the Consulting Period.  Following the expiration of the Consulting Period, the Executive will be covered by the Corporation’s retiree life insurance coverage in accordance with the terms of that arrangement.

  (b)  Bonus for 2009.  The Executive will be eligible to receive a pro rata portion (4/12) of any bonus awarded under the Corporation’s annual bonus program for the 2009 fiscal year, based on achievement of the applicable performance goals for the year.  The pro rata bonus, if any, will be paid when the applicable bonus amounts are paid to eligible senior executives.  Except as described in this Section 3(b), the Executive will not be entitled to any bonus or incentive compensation during the Consulting Period.

  (c)  Automobile.  The Executive will have the right to purchase the leased Corporation car, which is assigned to the Executive immediately prior to the Retirement Date, at a price equal to the lesser of its then book value or market value.  This right will expire on September 30, 2009.

  (d)  In Connection With Consulting Services.  In consideration for the Consulting Services to be provided by the Executive under this Agreement, the Corporation agrees to pay or provide the Executive the following compensation or benefits during the Consulting Period:

(i)  The amount of $18,750 per month (collectively, the “Payments”);

(ii)  The Corporation will arrange to provide the Executive at the Corporation’s expense with benefits under the Corporation’s medical and dental insurance coverage (including the medical expense reimbursement plan), life insurance (with a death benefit equal to at least $281,250) and the same travel accident insurance coverage applicable to Executive immediately prior to the Retirement Date;

(iii)  The Corporation will provide or reimburse the Executive for the cost of home computer, blackberry services and secretarial support services;

(iv)  The Corporation will reimburse the Executive for all out-of-pocket expenses reasonably and necessarily incurred in the performance of the Consulting Services in accordance with the travel and business expense reimbursement policies of the Corporation in effect from time to time;

(v)  In addition to reimbursement of business expenses under clause (iv) above, the Corporation will pay to or on behalf of the Executive annual Duquesne Club membership dues and fees and monthly parking fees;

(vi)  All stock option awards granted to the Executive and outstanding on the Retirement Date will, notwithstanding the terms of such awards, continue to vest during the Consulting Period as if the Executive had continued to be employed with the Corporation and, to the extent vested, will be exercisable for the remainder of the applicable option term by the Executive to the same extent as, and in accordance with the same terms that would apply, if the Executive was an active employee (including the right of the Executive’s beneficiary or estate to exercise such option for up to one year following the Executive’s death), but in no event may such options be exercised beyond the applicable expiration date of the option term; and

(vii)  The Executive will continue to be eligible to receive grants of stock options or other equity awards during the Consulting Period, but such grants, if any, will be in the sole discretion of the Compensation Committee of the Board.

  (e)  Right to COBRA Continuation Coverage.  The Corporation and the Executive agree and acknowledge that, for purposes of the rights of the Executive and the Executive’s spouse or any other eligible dependents to continuation of medical and dental coverage under the Corporation’s group health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), no “qualifying event” (as defined under COBRA) shall be deemed to have occurred until the end of the Consulting Period.

  (f)  Office Space Following Consulting Period.  During the Consulting Period and for a period following the Consulting Period through April 30, 2016 (and regardless of whether the Consulting Period is terminated early under Section 2(d)), the Corporation agrees to provide the Executive (or reimburse the Executive for the cost of) reasonable office space at the Corporation’s executive offices or otherwise located in the city of Pittsburgh, Pennsylvania.  Provision of the benefit or reimbursement of expenses pursuant to this Section 3(f) will be available only to the extent that (1) such benefit or expense is actually provided or incurred, as applicable, for any particular calendar year and reasonably substantiated; (2) reimbursement of any expense will be made no later than the end of the calendar year following the year in which such expense is incurred by the Executive; (3) no provision of the benefit or reimbursement of any expense incurred in one taxable year will affect the amount available in another taxable year; and (4) the right to this benefit or reimbursement is not subject to liquidation or exchange for another benefit.  Notwithstanding the foregoing, the provisions of this Section 3(f) shall expire prior to April 30, 2016 in the event of the Executive’s death or permanent disability.

  (g)  Compliance with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment or benefit provided hereunder is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and not excepted or otherwise excluded from Section 409A’s requirements, and payable on account of the Executive’s separation from service (as defined in Section 409A and the related regulations), such payment shall be delayed for a period of six months after the Executive’s separation date if the Executive is a “specified employee” (as defined in Section 409A and the related regulations) of the Corporation, as determined in accordance with the regulations issued under Section 409A of the Code and the procedures established by the Corporation.

4.           Executive’s Status as a Non-Employee Director.  Following the Retirement Date, the Executive will be deemed to be a non-employee director during his service on the Corporation’s Board and any fees or other compensation received by the Executive as a director will be in addition to the Payments and other benefits provided under this Agreement.

5.           Reasonable Efforts.  The Executive will use reasonable efforts to perform the Consulting Services in a prompt, competent and diligent manner consistent with the Corporation’s standards.

6.           Proprietary Rights.  The Executive agrees that all information, discoveries, inventions, improvements, strategies or overall business plan concepts arising from or in connection with the Consulting Services under this Agreement will be the sole property of the Corporation and the Executive will cooperate with the Corporation’s reasonable requests for the transfer of any such rights or interests from the Executive to the Corporation.

7.           Taxes.  The Executive acknowledges that he will be solely responsible for and the Corporation will have no liability with respect to any taxes (including penalties and interest) imposed by any Federal, state or local government on the Payments or any other benefits payable to or provided on behalf of the Executive for the Consulting Services under Section 3(d) of this Agreement.

8.           Insurance and Indemnification.  The Corporation agrees to ensure and to indemnify and hold harmless the Executive from any and all claims and causes of action arising out of the performance of the Consulting Services to the same extent that it ensures and indemnifies its officers and directors.

9.           Non-Disparagement.

(a)
At all times hereafter, Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Corporation or any of its operating divisions, subsidiaries or affiliates to any person.

(b)	At all times hereafter, the Corporation and its officers, directors, employees and agents will not disparage or criticize, orally or in writing, Executive.

10.           Confidentiality.  During the course of providing the Consulting Services, the Executive may obtain information that is considered to be confidential and proprietary information of the Corporation.  The Executive agrees to maintain as confidential all confidential information received or obtained as a result of the services provided.  At no time shall such confidential information be disclosed to any third party without the prior written consent of the Corporation.  Notwithstanding the foregoing, the Executive will have no obligation under this Agreement to keep confidential any confidential information to the extent that a disclosure of it is required by law or is consented to by the Corporation.

11.           Executive’s Understanding.  The Executive acknowledges by signing this Agreement that the Executive has read and understands this document, that the Executive has conferred with or had opportunity to confer with the Executive’s attorney regarding the terms and meaning of this Agreement, that the Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to the Executive except as set forth in this Agreement, and that the Executive has entered into this Agreement knowingly and voluntarily.

12.           Miscellaneous.

(a)  Entire Agreement.  This Agreement represents the entire and only understanding between the parties on the subject matter hereof and supersedes any other agreements or understandings between them on such subject matter.

(b)  Binding Effect, Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties.  Without the express written consent of the other party, neither the Corporation nor the Executive may assign any duties or right or interest hereunder or right to receive any money hereunder and any such assignment shall be void; provided, however, that without the Executive‘s consent the Corporation may assign its rights and obligations hereunder in their entirety to any successor to all or substantially all of its business, whether effected by merger or otherwise.

(c) Severability and Amendment.  In the event any provision of this Agreement shall be determined in any circumstances to be invalid or unenforceable, such determination shall not affect or impair any other provision of this Agreement or the enforcement of such provision in other appropriate circumstances. This Agreement may be modified only by an instrument in writing executed by the parties hereto.

    (d) Interpretative Matters; Counterparts.  The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In making proof of this Agreement it shall not be necessary to produce or account for more than one such counterpart.

(e) Governing Law and Conflicts.  This Agreement is to be governed and construed according to the internal substantive laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date first written above.

AMPCO-PITTSBURGH CORPORATION

_s/Robert A. Paul_____________
By:  Robert A. Paul, Chairman

EXECUTIVE

___s/Ernest G. Siddons__________

By:  Ernest G. Siddons